Filed Pursuant to Rule 433

Registration Number 333-276739

Registration Number 333-276739-01

$600,000,000 4.700% Notes due 2026

$500,000,000 4.600% Notes due 2027

$500,000,000 4.600% Notes due 2029

$500,000,000 4.750% Notes due 2031

$1,000,000,000 4.900% Notes due 2034

$1,000,000,000 5.250% Notes due 2044

$1,400,000,000 5.300% Notes due 2054

IBM International Capital Pte. Ltd.

January 29, 2024

Pricing Term Sheet

Issuer	IBM International Capital Pte. Ltd.
Expected Ratings*	A3 / A- / A- (Moody’s/S&P/Fitch)
Guarantor	International Business Machines Corporation
Format	SEC Registered
Trade Date	January 29, 2024
Settlement Date**	February 5, 2024 (T+5)
Joint Lead Managers and Joint Bookrunning Managers

Merrill Lynch (Singapore) Pte. Ltd.
Citigroup Global Markets Singapore Pte. Ltd.
Goldman Sachs (Singapore) Pte.
The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch
J.P. Morgan Securities Asia Private Limited

Senior Joint Bookrunning Managers	BNP Paribas Securities Corp. Deutsche Bank Securities Inc. RBC Capital Markets, LLC Wells Fargo Securities, LLC
Joint Bookrunning Managers	Mizuho Securities USA LLC MUFG Securities Americas Inc. Santander US Capital Markets LLC
Senior Co-Managers	Scotia Capital (USA) Inc. SMBC Nikko Securities America, Inc. Truist Securities Inc.
Co-Managers	Blaylock Van, LLC C.L. King & Associates, Inc. Drexel Hamilton, LLC
Minimum Denomination	$100,000 and multiples of $1,000 in excess thereof
Size	2026 Notes: $600,000,000 2027 Notes: $500,000,000 2029 Notes: $500,000,000 2031 Notes: $500,000,000 2034 Notes: $1,000,000,000 2044 Notes: $1,000,000,000 2054 Notes: $1,400,000,000

Maturity

2026 Notes: February 5, 2026

2027 Notes: February 5, 2027

2029 Notes: February 5, 2029

2031 Notes: February 5, 2031

2034 Notes: February 5, 2034

2044 Notes: February 5, 2044

2054 Notes: February 5, 2054

Interest Payment Dates

2026 Notes: Semi-annually on February 5 and August 5

2027 Notes: Semi-annually on February 5 and August 5

2029 Notes: Semi-annually on February 5 and August 5

2031 Notes: Semi-annually on February 5 and August 5

2034 Notes: Semi-annually on February 5 and August 5

2044 Notes: Semi-annually on February 5 and August 5

2054 Notes: Semi-annually on February 5 and August 5

First Interest Payment Date	2026 Notes: August 5, 2024 2027 Notes: August 5, 2024 2029 Notes: August 5, 2024 2031 Notes: August 5, 2024 2034 Notes: August 5, 2024 2044 Notes: August 5, 2024 2054 Notes: August 5, 2024
Coupon	2026 Notes: 4.700% 2027 Notes: 4.600% 2029 Notes: 4.600% 2031 Notes: 4.750% 2034 Notes: 4.900% 2044 Notes: 5.250% 2054 Notes: 5.300%
Benchmark Treasury

2026 Notes: 4.250% due January 31, 2026

2027 Notes: 4.000% due January 15, 2027

2029 Notes: 4.000% due January 31, 2029

2031 Notes: 4.000% due January 31, 2031

2034 Notes: 4.500% due November 15, 2033

2044 Notes: 4.750% due November 15, 2043

2054 Notes: 4.125% due August 15, 2053

Benchmark Treasury Yield	2026 Notes: 4.316% 2027 Notes: 4.107% 2029 Notes: 3.983% 2031 Notes: 4.039% 2034 Notes: 4.082% 2044 Notes: 4.433% 2054 Notes: 4.338%

Spread to Benchmark Treasury	2026 Notes: T + 45 bps 2027 Notes: T + 55 bps 2029 Notes: T + 65 bps 2031 Notes: T + 75 bps 2034 Notes: T + 85 bps 2044 Notes: T + 85 bps 2054 Notes: T + 100 bps
Yield to Maturity	2026 Notes: 4.766% 2027 Notes: 4.657% 2029 Notes: 4.633% 2031 Notes: 4.789% 2034 Notes: 4.932% 2044 Notes: 5.283% 2054 Notes: 5.338%
Make-Whole Call

2026 Notes: Prior to February 5, 2026 at T +10 bps

2027 Notes: Prior to January 5, 2027 at T +10 bps

2029 Notes: Prior to January 5, 2029 at T +10 bps

2031 Notes: Prior to December 5, 2030 at T +15 bps

2034 Notes: Prior to November 5, 2033 at T +15 bps

2044 Notes: Prior to August 5, 2043 at T +15 bps

2054 Notes: Prior to August 5, 2053 at T +15 bps

Par Call

2026 Notes: None

2027 Notes: On or after January 5, 2027

2029 Notes: On or after January 5, 2029

2031 Notes: On or after December 5, 2030

2034 Notes: On or after November 5, 2033

2044 Notes: On or after August 5, 2043

2054 Notes: On or after August 5, 2053

Price to Public	2026 Notes: 99.876% 2027 Notes: 99.842% 2029 Notes: 99.854% 2031 Notes: 99.770% 2034 Notes: 99.750% 2044 Notes: 99.596% 2054 Notes: 99.435%
Underwriting Discount	2026 Notes: 0.100% 2027 Notes: 0.150% 2029 Notes: 0.250% 2031 Notes: 0.300% 2034 Notes: 0.450% 2044 Notes: 0.600% 2054 Notes: 0.800%

CUSIP / ISIN

2026 Notes: 449276 AA2 / US449276AA20

2027 Notes: 449276 AB0 / US449276AB03

2029 Notes: 449276 AC8 / US449276AC85

2031 Notes: 449276 AD6 / US449276AD68

2034 Notes: 449276 AE4 / US449276AE42

2044 Notes: 449276 AF1 / US449276AF17

2054 Notes: 449276 AG9 / US449276AG99

Day Count	30/360 for all tranches

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**Note: We expect that delivery of the notes will be made to investors on or about February 5, 2024, which will be the fifth business day following the date of this final term sheet (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of the prospectus supplement or the next two succeeding business days will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of the prospectus supplement or the next two succeeding business days should consult their advisors.

The issuer and the guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the guarantor has filed with the SEC for more complete information about the guarantor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch (Singapore) Pte. Ltd. at +65 6678 0000, Citigroup Global Markets Singapore Pte. Ltd. at +65 6657 1965, Goldman Sachs (Singapore) Pte. at +65 8510 8923, J.P. Morgan Securities Asia Private Limited at +65 6882 1802 or The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch at 1-866-811-8049.

This pricing term sheet supplements the preliminary form of prospectus supplement, pertaining to the notes issuance referenced above, issued by IBM International Capital Pte. Ltd. on January 29, 2024 relating to its Prospectus dated January 29, 2024.

Singapore Securities and Futures Act - This term sheet has not been registered as a prospectus with the Monetary Authority of Singapore (the “MAS”). Accordingly, this term sheet and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore (the “SFA”)) pursuant to Section 274 of the SFA, or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA and, (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018.

Any reference to the SFA is a reference to the Securities and Futures Act 2001 of Singapore and a reference to any term as defined in the SFA or any provision in the SFA is a reference to that term as modified or amended from time to time including by such of its subsidiary legislation as may be applicable at the relevant time.

Where interest (including distributions which are regarded as interest for Singapore income tax purposes), discount income, early redemption fee or redemption premium is derived from any of the notes by any person who is not resident in Singapore and who carries on any operations in Singapore through a permanent establishment in Singapore, the tax exemption available for qualifying debt securities (subject to certain conditions) under the Income Tax Act 1947 of Singapore (the “ITA”) shall not apply if such person acquires such notes using the funds and profits of such person’s operations through a permanent establishment in Singapore. Any person whose interest (including distributions which are regarded as interest for Singapore income tax purposes), discount income, early redemption fee or redemption premium derived from any of the notes is not exempt from Singapore income tax (including for the reasons described above) shall include such income in a return of income made under the ITA.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.